Exhibit 10.4
CRANE HOLDINGS CO. 100 FIRST STAMFORD PLACE STAMFORD, CT 06902-6784

February 27, 2023

Bianca Shardelow
[Address Omitted]
[Address Omitted]

Dear Bianca,

Congratulations on your promotion to Vice President, Controller & Chief Accounting Officer! We are excited for you to continue in the next journey of your career at Crane NXT! You have an impressive background and have shown proven success working at Crane. This promotion is expected to be effective February 27, 2023.

I am pleased to present you with the compensation details for your new role:

1.Your new annual base salary will be $290,000. This represents an increase of 6%. You will be eligible for a merit increase in January 2024.

2.You will be eligible for a target discretionary bonus of 50% of your new base salary. The bonus is based on achievement of Crane NXT Earnings Per Share and Free Cash Flow relative to plan as well as personal performance. The annual incentive plan is capped at 200% of target payout. Your 2023 earned bonus will not be pro-rated.

3.You will continue to be eligible for consideration in the Amended & Restated Crane Holdings, Co. Stock Incentive Plan. Stock awarded annually is at the discretion of the Management Organization and Compensation Committee of the Board of Directors. Please note that in conjunction with any stock award granted to you, you will be required to sign a Confidentiality, Non-Solicit and Non-Competition Agreement.

In future years, you will be eligible to participate in the Company’s annual long-term incentive plan. As a senior leader at Crane, our current plan annual awards consist of Performance Restricted Share Units (“PRSUs”; 50% of annual grant value), Non-Qualified Stock Options (“Options”’ 25% of annual grant value) and Restricted Share Units (“RSUs”; 25% of annual grant value).

To the extent that the terms of the Stock Incentive Plan may be amended from time to time or differ from the above descriptions, the terms of the then current plans will control the benefits to which you may be entitled. As an Executive Officer, you will be required to retain a minimum of three (3) times base salary in Crane NXT Common Stock. We believe this executive stock holding requirement aligns our senior leaders with the best interests of Crane NXT’s shareholders.

Once you meet the ownership requirement, you are free to trade within the confines of the established Insider Trading window. Until you meet the ownership requirement, and with respect to Insider Trading window/limitations, you are required to hold 50% of net profit (post-tax) shares resulting from stock option exercises or vesting of other stock-based awards until achieving the applicable stock ownership level.

Ownership includes: Dollar value of all wholly owned shares of Crane stock, wherever held and 65% of value of unvested RSUs. All other forms of equity compensation do not count toward ownership requirement (e.g., Stock options, whether vested or unvested or PRSUs)

4.In addition to the annual equity award you received in February 2023, a true-up equity award with a value of $70,000 will be granted to you on April 20, 2023.  This award will be granted for the difference in LTI value between your previous job level and your new job promotion. For 2023, the total LTI value February grant + the true-up is equal to $150,000.

5.Your new total cash compensation represents an increase of 14% and your total direct compensation is an increase of 27%.

Exhibit 10.4
6.As a Section 16 officer of the Company, will also be eligible for the following benefits, subject to the terms of the applicable plans:

A.Beginning January 1, 2024, you will be eligible to participate in the Company's Benefit Equalization Plan - Part B (BEP). The BEP is a nonqualified, deferred compensation plan, that provides participants with annual benefit credits equal to 3% of eligible annual compensation in excess of the IRS compensation limitation ($330,000 in 2023) that is applicable to contributions under the Savings & Investment Plan.
B.You will be eligible to receive a company car as part of the Company’s Fleet Program. This program includes a company-leased vehicle with insurance and maintenance expenses paid by the Company. You may choose from one of the following all-wheel drive vehicles: Mercedes Benz E350, BMW540, BMW X5, Mercedes Benz GLE450, or Toyota Sequoia.
C.Participation in the bi-annual executive physical program
D.You can take advantage of the Company's executive home network security program whereby the Company partners with Total Digital Security to provide industry-leading cyber security solutions for protection from cybercrime and online risk.
E.You will be provided with a 3 year Change in Control Agreement and an Indemnification Agreement.
F.Your current health insurance benefits and vacation allotment will remain unchanged.
Bianca, this promotion is in recognition of both your hard work and efforts on behalf of Crane. I look forward to continuing working with you! Please return a signed copy of this letter to my attention.

Sincerely,

/s/ Christina Cristiano
Christina Cristiano

Accepted:

/s/ Bianca Shardelow_____________         ___March 8, 2023___________
Bianca Shardelow                 Date